Exhibit 99.1
For investor information contact:
Heidi Flannery, Investor Relations
(510) 743-1718
investor@volterra.com
Dr. Hamza Yilmaz Joins Volterra as Senior Vice President, Product Development, Engineering and
Manufacturing Operations
FREMONT, Calif., February 27, 2007 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, is pleased to announce that Dr. Hamza Yilmaz will be joining Volterra as Senior Vice President, Product Development, Engineering and Manufacturing Operations, effective February 27, 2007.
“I am very pleased to announce the addition of Dr. Yilmaz to our executive management team,” said Jeffrey Staszak, Volterra’s President and Chief Executive Officer. “Dr. Yilmaz will be responsible for further shaping and refining the strategic product development and operational initiatives that will drive Volterra’s continued growth and success. We believe that, with his stellar track record and his proven ability to improve an organization’s product and technology development processes, he is well suited to handle these responsibilities and he will prove be an invaluable asset to our company.”
Prior to joining Volterra, Dr. Yilmaz, 52, held senior executive and management positions at Fairchild Semiconductor, GEM Services, PowerSemiconductor Solutions, Vishay Siliconix and Siliconix. Dr. Yilmaz has had a distinguished career in the power semiconductor industry, with significant experience in implementing and managing product development, product quality and test engineering programs and strategies at several different companies. Most recently, Dr. Yilmaz served as Senior Vice President, Product and Technology Development at Fairchild Semiconductor, where he was involved in formulating Fairchild’s strategy and overseeing product development efforts in the areas of power process and package technology.
He holds a B.S.E.E. from Yildiz Technical University, a M.S.E.E from the University of Texas at Austin and a Ph.D. from the University of Michigan.
About Volterra Semiconductor Corporation
Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.
Forward-Looking Statements:
This press release contains forward-looking statements based on current expectations of Volterra. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.